                                 EXHIBIT 99.3

             FIRST FEDERAL SAVINGS AND LOAN ASSOCIATION OF CHERAW

                               515 Market Street
                         Cheraw, South Carolina 29520
                                (803) 537-7656

                      ---------------------------------

                     NOTICE OF SPECIAL MEETING OF MEMBERS

                      ---------------------------------


         Notice is hereby given that a Special Meeting of Members (the "Special Meeting") of First Federal Savings and Loan Association of Cheraw (the "Association") will be held at the main office of the Association, located at 515 Market Street, Cheraw, South Carolina, on ______________, _______________ ,
1997 at ____ _.m., South Carolina time. The purpose of this Special Meeting is to consider and vote upon:

1. A Plan of Conversion providing for the conversion of the Association from a federally chartered mutual savings and loan association to a federally chartered stock savings association, and the related transactions provided for in the Plan, including the adoption of a federal stock savings association charter and bylaws, to a federally chartered stock savings association, the concurrent sale of all the Association's common stock to Great Pee Dee Bancorp, Inc., a Delaware corporation (the "Holding Company"), and the sale by the Holding Company to the public of shares of its Common Stock, and

2. The establishment of a tax exempt Foundation, which will be a Delaware chartered non-stock corporation dedicated to the promotion of charitable purposes within the Association's market area; and

such other business as may properly come before this Special Meeting or any adjournment thereof. Management is not aware of any such other business.

         The members who shall be entitled to notice of and to vote at the Special Meeting and any adjournment thereof are depositors at the close of business on _____________, 1997 and borrowers of the Bank as of the close of business ______________, 1997 who remained borrowers as of ____________, 1997.
In the event there are insufficient votes for approval of the Plan of Conversion at the time of the Special Meeting, the Special Meeting may be adjourned from time to time in order to permit further solicitation of proxies.


                                          BY ORDER OF THE BOARD OF DIRECTORS


                                          Herbert W. Watts
                                          President and Chief Executive Officer

Cheraw, South Carolina
______________, 1997

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YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR APPROVAL OF THE PLAN OF
CONVERSION AND THE ESTABLISHMENT OF THE CHARITABLE FOUNDATION BY COMPLETING THE ENCLOSED PROXY CARD AND RETURNING IT IN THE ENCLOSED POSTAGE-PAID ENVELOPE AS SOON AS POSSIBLE. YOUR VOTE IS VERY IMPORTANT
================================================================================

                        SUMMARY OF PROPOSED CONVERSION

         This summary does not purport to be complete and is qualified in its entirety by the more detailed information contained in the remainder of this Proxy Statement and the accompanying Prospectus.

         Under its present mutual form of organization, the Association has no stockholders. Its deposit account holders and certain of its borrowers are members of the Association and have voting rights in that capacity. In the unlikely event of liquidation, the Association's deposit account holders would have the sole right to receive any assets of the Association remaining after payment of its liabilities (including the claims of all deposit account holders to the withdrawal value of their deposits). Under the Plan of Conversion (the "Plan of Conversion") to be voted on at the Special Meeting, the Association would be converted into a federally chartered savings and loan association organized in stock form and all of the Association's common stock would be held by to the Holding Company (the "Stock Conversion"). The Holding Company will offer and sell its common stock (the "Common Stock") in a subscription offering to (1) depositors with an account balance of $50 or more as of June 30, 1995 ("Eligible Account Holders"), (2) the Employee Stock Ownership Plan ("ESOP") established by the Association and Holding Company, (3) depositors of the Association with an account balance of $50 or more as of September 30, 1997 ("Supplemental Eligible Account Holders"), and (4) depositors of the Association as of _____________, 1997, other then Eligible or Supplemental Eligible Account Holders, and borrowers who remained borrowers as of ______________, 1997 ("Other Members") (the "Subscription Offering"). Notwithstanding the foregoing, to the extent orders for shares exceed the maximum of the appraisal range, the ESOP shall be afforded a first priority to purchase shares sold above the maximum of the appraisal range. It is anticipated that the ESOP will purchase 8% of the Common Stock sold in the Stock Conversion.

         Concurrent with, during or following completion of the Subscription Offering, to the extent the Common Stock is not all sold to the persons in the foregoing categories, the Holding Company may offer Common Stock to members of the general public to whom a prospectus (the "Prospectus") has been delivered ("Other Subscribers"), with first preference to natural persons residing in Chesterfield County, the County in which the Association maintains its office (the "Community Offering"). The Subscription Offering and the Community Offering are referred to collectively as the "Subscription and Community Offering." Voting and liquidation rights with respect to the Association would thereafter be held by the Holding Company, except to the limited extent of the liquidation account (the "Liquidation Account") that will be established for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders of the Association . Voting and liquidation rights in the Holding Company would be held only by those persons who become stockholders of the Holding Company through purchases of shares of its Common Stock. See "Description of the Plan of Conversion - Principal Effects of Conversion - Liquidation Rights of Depositor Members."


         THE CONVERSION WILL NOT AFFECT THE BALANCE, INTEREST RATE OR FEDERAL INSURANCE PROTECTION OF ANY SAVINGS DEPOSIT, AND NO PERSON WILL BE OBLIGATED TO PURCHASE ANY STOCK IN THE STOCK CONVERSION.

Business Purposes    Net Stock Conversion proceeds are expected to increase the
for Conversion       capital of the Association, which will support the
                     expansion of its financial services to the public. The conversion to stock form and the use of a holding company structure are also expected to enhance its ability to expand through possible mergers and acquisitions (although no such transactions are contemplated at this time) and will facilitate the Association's future access to the capital markets. The Association will continue to be subject to comprehensive regulation and examination by the Office of Thrift Supervision, Department of Treasury (the
                     "OTS") and the Federal Deposit Insurance Corporation (the
                     "FDIC").

Subscription and     As part of the Stock Conversion, Common Stock is being
Community Offering   offered for sale in the Subscription Offering, in the
                     priorities summarized below, to the Association's (1)
                     Eligible Account Holders, (2) ESOP, (3) Supplemental
                     Eligible Account Holders and (4) Other Members. In addition, in the Community Offering, Other Subscribers may purchase Common Stock to the extent shares are available after satisfaction of subscriptions in the Subscription
                     Offering,
                     with a preference first to natural persons residing in the County in which the Association maintains its office.

Subscription Rights Each Eligible Account Holder has been given non-of Eligible Account transferable rights to subscribe for an amount of shares
Holders equal to the greater of (i) $250,000 of the Common Stock sold in the Stock Conversion; (ii) one-tenth of one percent of the total offering of shares of Common Stock in the Stock Conversion, to the extent such shares are available; or (iii) 15 times the product (rounded down to the whole next number) obtained by multiplying the total number of shares to be issued by a fraction of which the numerator is the amount of qualifying deposits of such subscriber and the denominator is the total qualifying deposits of all account holders in this category on the qualifying date.

Subscription Rights  The ESOP has given non-transferable rights to subscribe, of ESOP individually and in the aggregate, for up to 10% of the total number of shares sold in the Stock Conversion after satisfaction of subscriptions of Eligible Account Holders. Notwithstanding the foregoing, to the extent orders for shares exceed the maximum of the appraisal range, ESOP shall be afforded a first priority to purchase shares sold above the maximum of the appraisal range. It is anticipated that the ESOP will purchase 8% of the Common Stock sold in the Stock Conversion.

Subscription Rights  After satisfaction of subscriptions of Eligible Account
of Supplemental      Holders and the ESOP Plans, each Supplemental Eligible
Eligible Account     Account Holder (other than directors and officers of the
Holders              Association and their associates) has been given non-
                     transferable rights to subscribe for an amount of shares equal to the greater of (i) $250,000 of the Common Stock sold in the Stock Conversion; (ii) one-tenth of one percent of the total offering of shares of Common Stock in the Stock Conversion, to the extent such shares are available;
                     or (iii) 15 times the product (rounded down to the whole next number) obtained by multiplying the total number of shares to be issued by a fraction of which the numerator is the amount of qualifying deposits of such subscriber and the denominator is the total qualifying deposits of all account holders in this category on the qualifying date.
                     The subscription rights of each Supplemental Eligible
                     Account Holder shall be reduced to the extent of such person's subscription rights as an Eligible Account
                     Holders.

Subscription Rights  Each Other Member has been non-transferable rights to
of Other Members     subscribe for an amount of shares equal to the greater of
                     (i) $250,000 of the Common Stock sold in the Stock
                     Conversion; or (ii) one-tenth of one percent of the total number of shares offered in the Stock Conversion after satisfaction of the subscriptions of the Association's
                     Eligible Account Holders, the ESOP and Supplemental
                     Eligible Account Holders.

Purchase             No person or entity, together with associates, and persons
Limitations          acting in concert, may purchase more than 25,000 shares of the Common Stock offered in the Stock Conversion based on the Estimated Valuation Range (as calculated without giving effect to any increase in such range subsequent to the date hereof). The Boards of Directors of the Holding Company and the Association may, in their sole discretion, increase the maximum purchase limitation up to 9.99% of the shares sold, provided that orders for shares exceeding 5% shall not exceed in the aggregate, 10% of the shares offered in the Subscription Offering. Should the Association increase the maximum purchase limitation , persons who previously subscribed for the maximum number of shares will be given the opportunity to subscribe for additional shares. The aggregate purchases of directors and executive officers and their associates may not exceed 34.78% of the total number of shares offered in the Stock Conversion. These purchase limitations do not apply to the ESOP.

Expiration Date of   All subscriptions for Common Stock must be received by
Subscription and     Noon, South Carolina time on _____________, 1997.
Community Offerings

How to Subscribe     For information on how to subscribe for Common Stock being
for Shares           offered in the Stock Conversion, please read the Prospectus and the stock order form and instructions accompanying this Proxy Statement. Subscriptions will not become effective until the Plan of Conversion has been approved by the Association's members and all of the Common Stock offered in the Stock Conversion has been subscribed for or sold in the Subscription and Community Offering or through such other means as may be approved by the OTS.

Price of Common      All sales of Common Stock in the Subscription and Community
Stock                Offering will be made at the same price per share which is currently expected to be $10.00 per share on the basis of an independent appraisal of the pro forma market value of the Association and the Holding Company upon Stock
                     Conversion. On the basis of a preliminary appraisal by Ferguson & Co. ("Ferguson") which has been reviewed by the OTS, a minimum of 1,402,500 and a maximum of 1,897,500 shares (subject to adjustment) will be offered in the Stock
                     Conversion. See "The Conversion - Stock Pricing and Number of Shares to be Issued" in the Prospectus.

Tax Consequences     The Association has received an opinion from its special
                     counsel, Luse Lehman Gorman Pomerenk & Schick, P.C., stating that the Stock Conversion is a nontaxable reorganization under Section 368(a)(1)(F) of the Internal
                     Revenue Code of 1986, as amended (the "Code"). The
                     Association also has received an opinion from Dixon, Odom &
                     Co. ("Dixon") stating that the Stock Conversion will not be a taxable transaction for South Carolina income tax purposes.

Required Vote        Approval of the Plan of Conversion will require the
                     affirmative vote of a majority of all votes eligible to be cast at the Special Meeting.


                 YOUR BOARD OF DIRECTORS URGES YOU TO VOTE FOR
                            THE PLAN OF CONVERSION


                   SUMMARY OF PROPOSED CHARITABLE FOUNDATION

         This summary does not purport to be complete and is qualified in its entirety by the more detailed information contained in the remainder of this Proxy Statement and the accompanying Prospectus.

         As a reflection of the Association's long-standing commitment to the local community, the Holding Company intends to establish the Foundation upon the completion of the Conversion, subject to member approval. The Foundation will be incorporated in the State of Delaware. The Foundation will be funded with a contribution consisting of 20,000 shares of Common Stock which, will have a value of $200,000 based upon the initial offering price of the Common Stock of $10 per share.

         Structural Purpose of the Foundation. The purpose of the Foundation is to provide funding to support charitable purposes within the communities in which the Association operates. The Association has long emphasized community lending and community development activities and currently has a satisfactory rating under the Community Reinvestment Act ("CRA"). The Foundation is being formed as a complement to the Association's existing community activities, not as a replacement for such activities. The Foundation may be able to support community charitable activities even in periods when the Association or the Holding Company would not be in a position to do so.

         The  Foundation will be a private foundation under the Code.
As a tax-exempt private foundation, the Foundation will be required to distribute annually in grants or donations at least 5% of its net investment assets. The Foundation will be dedicated to the promotion of charitable purposes within the communities in which the Association operates, including, but not limited to, providing grants or donations to support housing assistance, not-for-profit medical facilities, community groups and other types of organizations or projects. While the Foundation is authorized to engage directly in charitable activities, in order to limit overhead costs, it is currently anticipated that the Foundation's primary activity will consist of making grants to other charitable organizations.

         Funding of the Foundation. The Foundation will be initially funded with 20,000 shares of Common Stock which will have a value of $200,000 based upon the initial offering price of the Common Stock of $10 per share. Future contributions to the Foundation may be made either in cash or Common Stock. The amount of such future contributions, if any, will be determined based on, among other factors, an assessment of the Holding Company's then current financial condition, operations and prospects and of the need for charitable donations in the Holding Company's market area. Any such additional contribution swill reduce earnings and may have a material impact on the Holding Company's earnings for such quarter and for the year. The Holding Company does not anticipate making any contributions to the Foundation that will not be tax deductible.

         Tax Considerations. The Holding Company has been advised that an organization created for the above purposes will qualify as a 501(c)(3) exempt organization under the Code, and will be classified as a private foundation rather than a public charity. A private foundation typically receives its support from one person or one corporation whereas a public charity receives its support from the public. The Foundation will submit a request to the IRS to be recognized as an exempt organization after approval of the Foundation by the Association's members at the Special Meeting. So long as the Foundation files its application for tax-exempt status within 15 months from the date of its organization, and provided the IRS approves the application, the effective date of the Foundation's status as a Section 501(c)(3) organization will be the date of its organization.

         Regulatory Conditions Imposed on the Foundation. Establishment of the Foundation is subject to the following conditions imposed by the OTS: (i) the Foundation will be subject to examination by the OTS, at the Foundation's own expense; (ii) the Foundation must comply with supervisory directives imposed by the OTS; (iii) the Foundation will provide annual reports to the OTS describing grants made and grant recipients; (iv) the Foundation will operate in accordance with written policies adopted by the board of directors, including a conflict of interest policy; (v) unless required by another condition imposed by the OTS, the Foundation will not engage in self-dealing and will comply with all laws necessary to maintain its tax-exempt status; and (vi) any shares of Common Stock of the Holding Company held by the Foundation must be voted in the same ratio as all other shares of the Holding Company's Common Stock on all proposals considered by stockholders of the Holding Company.


                 YOUR BOARD OF DIRECTORS URGES YOU TO VOTE FOR
                                                           ---
                           THE CHARITABLE FOUNDATION

             FIRST FEDERAL SAVINGS AND LOAN ASSOCIATION OF CHERAW

                                PROXY STATEMENT

         SPECIAL MEETING OF MEMBERS TO BE HELD ON _____________, 1997

                              PURPOSE OF MEETING

         This Proxy Statement is being furnished to you in connection with the solicitation on behalf of the Board of Directors of First Federal Savings and Loan Association of Cheraw (the "Association") of the proxies to be voted at the Special Meeting of Members (the "Special Meeting") of the Association to be held at the main office of the Association, located at 515 Market Street, Cheraw, South Carolina, on _____________, 1997 at _____ _.m. local time and at any adjournments thereof. The Special Meeting is being held for the purpose of considering and voting upon a Plan of Conversion under which the Association would be converted (the "Stock Conversion") from its present mutual form of organization into a federally chartered savings association organized in stock form, the concurrent sale of all the common stock of the stock savings association to Great Pee Dee Bancorp, Inc. (the "Holding Company"), a Delaware corporation, and the sale by the Holding Company of shares of its common stock (the "Common Stock"). The Special Meeting is also being held to consider and vote upon the establishment of a tax exempt Foundation and such other business as may properly come before the meeting and any adjournment thereof. References to the Association include the Association when organized in stock form as indicated by the context.

                   RECOMMENDATION OF THE BOARD OF DIRECTORS

         THE BOARD OF DIRECTORS OF THE ASSOCIATION RECOMMENDS THAT YOU VOTE TO APPROVE THE PLAN OF CONVERSION AND THE ESTABLISHMENT OF THE CHARITABLE FOUNDATION.

         The Association is currently organized in mutual rather than stock form, meaning that it has no stockholders and no authority under its federal mutual charter to issue capital stock. The Association's Board of Directors has adopted the Plan of Conversion providing for the Conversion. The sale of Common Stock of the Holding Company, which was recently formed to become the holding company of the Association, will substantially increase the Association's net worth. The Holding Company will exchange a portion of the net proceeds from the sale of the Common Stock for the common stock of the Association to be issued upon Stock Conversion. The Holding Company expects to retain the balance of the net proceeds (up to 50%), as its initial capitalization of which the Holding Company intends to lend funds to the ESOP to fund its purchase of Common Stock. This increased capital will support the expansion of the Association's financial services to the public. The Board of Directors of the Association also believes that the conversion to stock form and the use of a holding company structure will enhance the Association's ability to expand through possible mergers and acquisitions (although no such transactions are contemplated at this time) and will facilitate its future access to the capital markets.

         The Plan of Conversion provides for the establishment of the Foundation, which will be incorporated under Delaware law as a non-stock corporation. The Holding Company will fund the Foundation with a contribution of 20,000 shares of Common Stock.

         The Board of Directors of the Association believes that the Stock Conversion will further benefit the Association by enabling it to attract and retain key personnel through prudent use of stock-related incentive compensation and benefit plans. See "EXECUTIVE COMPENSATION AND RELATED TRANSACTIONS OF FIRST FEDERAL - Employee Stock Ownership Plan and Trust, - Stock Option Plan, and - Recognition and Retention Plan" in the accompanying Prospectus.

         Voting in favor of the Plan of Conversion will not obligate any person to purchase any Common Stock.

         THE OTS HAS APPROVED THE PLAN OF CONVERSION SUBJECT TO THE APPROVAL OF THE ASSOCIATION'S MEMBERS AND THE SATISFACTION OF CERTAIN OTHER CONDITIONS. HOWEVER, SUCH APPROVAL DOES NOT CONSTITUTE A RECOMMENDATION OR ENDORSEMENT OF THE PLAN OF CONVERSION BY THE OTS.

             INFORMATION RELATING TO VOTING AT THE SPECIAL MEETING

         The Board of Directors of the Association has fixed _____________, 1997 as the voting record date ("Voting Record Date") for the determination of members entitled to notice of the Special Meeting. All Association depositors are members of the Association under its current charter. All Association members of record as of the close of business on the Voting Record Date will be entitled to vote at the Special Meeting or any adjournment thereof.

         Each depositor (including IRA and Keogh account beneficiaries) will be entitled at the Special Meeting to cast one vote for each $100, or fraction thereof, of the aggregate withdrawal value of all of such depositor's accounts in the Association as of the Voting Record Date, up to a maximum of 1,000 votes. Each borrower of the savings association as of _____________, 1997 shall be able to cast one vote as a borrower member as long as such borrower's borrowings as of _____________, 1997 remain outstanding as of the Voting Record Date. Joint accounts shall be entitled to no more than 1,000 votes, and any owner may cast all the votes unless notified in writing. In general, accounts held in different ownership capacities will be treated as separate memberships for purposes of applying the 1,000 vote limitation. For example, if two persons hold a $100,000 account in their joint names and each of the persons also holds a separate account for $100,000 in his own name, each person would be entitled to 1,000 votes for each separate account and they would together be entitled to cast 1,000 votes on the basis of the joint account. Where no proxies are received from IRA and Keogh account beneficiaries, after due notification, the Association, as trustee of these accounts, is entitled to vote these accounts in favor of the Plan of Conversion and the establishment of the Foundation.

         Approval of both the Plan of Conversion and the establishment of the Foundation requires the affirmative vote of a majority of the total outstanding votes of the Association's members eligible to be cast at the Special Meeting. As of _____________, 1997, the Association had _____________ members who were entitled to cast a total of _____________ votes at the Special Meeting.

         Association members may vote at the Special Meeting or any adjournment thereof in person or by proxy. Any member giving a proxy will have the right to revoke the proxy at any time before it is voted by giving written notice to the Secretary of the Association, provided that such written notice is received by the Secretary prior to the Special Meeting or any adjournment thereof, or upon request if the member is present and chooses to vote in person.

         All properly executed proxies received by the Board of Directors of the Association will be voted in accordance with the instructions indicated thereon by the members giving such proxies. If no instructions are given, such proxies will be voted in favor of the Plan of Conversion and in favor of establishing the Foundation. If any other matters are properly presented at the Special Meeting and may properly be voted on, the proxies solicited hereby will be voted on such matters in accordance with the best judgment of the proxy holders named thereon. Management is not aware of any other business to be presented at the Special Meeting.

         If a proxy is not executed and is returned or the member does not vote in person, the Association is prohibited by OTS regulations from using a previously executed proxy to vote for the Conversion and establishing the Foundation. AS A RESULT, FAILURE TO VOTE MAY HAVE THE SAME EFFECT AS A VOTE AGAINST THE PLAN OF CONVERSION AND THE ESTABLISHMENT OF THE CHARITABLE FOUNDATION.

         To the extent necessary to permit approval of the Plan of Conversion, proxies may be solicited by officers, directors or regular employees of the Association, in person, by telephone or through other forms of communication and, if necessary, the Special Meeting may be adjourned to a later date. Such persons will be reimbursed by the Association for their expenses incurred in connection with such solicitation. The Association will bear all costs of this solicitation. The proxies solicited hereby will be used only at the Special Meeting and at any adjournment thereof.

                PROPOSAL 1 - APPROVAL OF THE PLAN OF CONVERSION


Description of The Plan of Conversion

         The Plan of Conversion to be presented for approval at the Special Meeting provides for the Conversion to be accomplished through adoption of an amended charter and bylaws for the Association to authorize the issuance of capital stock along with the concurrent formation of a holding company, and the related transactions provided for in the Plan of Conversion, including the adoption of an amended Federal Stock Charter and Bylaws for the Association. As part of the Conversion, the Plan of Conversion provides for the Subscription Offering of the Common Stock to (i) Eligible Account Holders (deposit account holders with an account balance of $50 or more as of June 30, 1995); (ii)
 the ESOP, (iii) Supplemental Eligible Account Holders (deposit account holders with an account balance of $50 or more as of September 30, 1997); and (iv) Other Members (certain deposit account holders as of the close of business on _____________, 1997 who are not Eligible Account Holders or Supplemental Eligible Account Holders and borrowers as of the Voting Record Date). Notwithstanding the foregoing, to the extent orders for shares exceed the maximum of the appraisal range, the Employee Stock Ownership Plan ("ESOP") shall be afforded a first priority to purchase shares sold above the maximum of the appraisal range. It is anticipated that the ESOP will purchase 8% of the Common Stock sold in the Stock Conversion. Concurrently with, during or following completion of the Subscription Offering, members of the general public, with a preference first to natural persons residing in the County in which the Association maintains its office, will be afforded the opportunity to purchase the Common Stock not subscribed for in the Subscription Offering.

         THE SUBSCRIPTION OFFERING HAS COMMENCED AS OF THE DATE OF MAILING OF THIS PROXY STATEMENT. A PROSPECTUS EXPLAINING THE TERMS OF THE SUBSCRIPTION AND COMMUNITY OFFERING, INCLUDING HOW TO ORDER AND PAY FOR SHARES AND DESCRIBING THE BUSINESS OF THE ASSOCIATION AND THE HOLDING COMPANY, ACCOMPANIES THIS PROXY STATEMENT AND SHOULD BE READ BY ALL PERSONS WHO WISH TO CONSIDER SUBSCRIBING FOR COMMON STOCK. THE SUBSCRIPTION AND COMMUNITY OFFERING EXPIRES AT NOON, LOCAL TIME ON DECEMBER __, 1997 UNLESS EXTENDED BY THE ASSOCIATION AND THE HOLDING COMPANY.

         The federal conversion regulations require that all stock offered in a conversion must be sold in order for the conversion to become effective. The conversion regulations require that the offering be completed within 45 days after completion of the Subscription Offering period unless extended by the Association and the Holding Company with the approval of the OTS. This 45-day period expires _____________, 1998 unless the Subscription Offering is extended. If this is not possible, an occurrence that is currently not anticipated, the Board of Directors of the Association and the Holding Company will consult with the OTS to determine an appropriate alternative method of selling all unsubscribed shares offered in the Stock Conversion. The Plan of Conversion provides that the Stock Conversion must be completed within 24 months after the date of the Special Meeting.

         The Subscription and Community Offering or any other sale of the unsubscribed shares will be made as soon as practicable after the date of the Special Meeting. No sales of shares may be completed, either in the Subscription and Community Offering or otherwise, unless the Plan of Conversion is approved by the members of the Association.

         The commencement and completion of the Subscription and Community Offering, however, is subject to market conditions and other factors beyond the Association's control. Due to adverse conditions in the stock market in the past, a number of converting thrift institutions encountered significant delays in completing their stock offerings or were not able to complete them at all. No assurance can be given as to the length of time after approval of the Plan of Conversion at the Special Meeting that will be required to complete the Subscription and Community Offering or other sale of the Common Stock to be offered in the Stock Conversion. If delays are experienced, significant changes may occur in the estimated pro forma market value of the Common Stock, together with corresponding changes in the offering price and the net proceeds realized by the Association and the Holding Company from the sale of the Common Stock. The Association and the Holding Company may also incur substantial additional printing, legal, accounting and other expenses in completing the Conversion.

         The following is a brief summary of the Conversion and is qualified in its entirety by reference to the Plan of Conversion. The Association will provide to you a copy of the Plan of Conversion if you return the enclosed, postage-paid postcard by _____________, 1997. A copy of the Holding Company's Certificate of Incorporation and Bylaws are also available from the Association upon written request.

Principal Effects of Conversion

         Depositors. The Conversion will not change the amount, interest rate, withdrawal rights or federal insurance protection of deposit accounts, or affect deposit accounts in any way other than with respect to voting and liquidation rights as discussed below.

         Borrowers. The rights and obligations of borrowers under their loan agreements with the Association will remain unchanged by the Conversion. The principal amount, interest rate and maturity date of loans will remain as they were contractually fixed prior to the Conversion.

         Voting Rights of Depositors. Under the Association's current federal mutual charter, depositors have voting rights as members of the Association with respect to the election of directors and certain other affairs of the Association. After the Conversion, exclusive voting rights with respect to all such matters will be vested in the Holding Company as the sole stockholder of the Association. Depositors will no longer have any voting rights, except to the extent that they become stockholders of the Holding Company through the purchase of its Common Stock. Voting rights in the Holding Company will be held exclusively by its stockholders.

         Liquidation Rights of Depositor Members. Currently, in the unlikely event of liquidation of the Association, any assets remaining after satisfaction of all creditors' claims in full (including the claims of all depositors to the withdrawal value of their accounts) would be distributed pro rata among the depositors of the Association, with the pro rata share of each being the same proportion of all such remaining assets as the withdrawal value of each depositor's account is of the total withdrawal value of all accounts in the Association at the time of liquidation. After the Conversion, the assets of the Association would first be applied, in the event of liquidation, against the claims of all creditors (including the claims of all depositors to the withdrawal value of their accounts). Any remaining assets would then be distributed to the persons who qualified as Eligible Account Holders or Supplemental Eligible Account Holders under the Plan of Conversion to the extent of their interests in a "Liquidation Account" that will be established at the time of the completion of the Stock Conversion and then to the Holding Company as the sole stockholder of the Association's outstanding common stock. The Association's depositors who did not qualify as Eligible Account Holders or Supplemental Eligible Account Holders would have no right to share in any residual net worth of the Association in the event of liquidation after the Stock Conversion, but would continue to have the right as creditors of the Association to receive the full withdrawal value of their deposits prior to any distribution to the Holding Company as the Association's sole stockholder. In addition, the Association's deposit accounts will continue to be insured by the FDIC to the maximum extent permitted by law, currently up to $100,000 per insured account. The Liquidation Account will initially be established in an amount equal to the net worth of the Association as of the date of the Association's latest statement of financial condition contained in the final prospectus used in connection with the Stock Conversion. Each Eligible Account Holder and/or Supplemental Eligible Account Holder will receive an initial interest in the Liquidation Account in the same proportion as the balance in all of his qualifying deposit accounts was of the aggregate balance in all qualifying deposit accounts of all Eligible Account Holders and Supplemental Eligible Account Holders on June 30, 1995 or September 30, 1997, respectively. For accounts in existence on both dates, separate subaccounts shall be determined on the basis of the qualifying deposits in such accounts on the record dates. However, if the amount in the qualifying deposit account on any annual closing date of the Association is less than the lowest amount in such deposit account on the Eligibility Record Date and/or Supplemental Eligibility Record Date, and any subsequent annual closing date, this interest in the Liquidation Account will be reduced by an amount proportionate to such reduction in the related deposit account and will not thereafter be increased despite any subsequent increase in the related deposit account.

         The Association. Under federal law, the stock savings association resulting from the Stock Conversion will be deemed to be a continuation of the mutual association rather than a new entity and will continue to have all of the rights, privileges, properties, assets and liabilities of the Association prior to the Stock Conversion. The Stock Conversion will enable the Association to issue capital stock, but will not change the general objectives, purposes or types of business currently conducted by the Association, and no assets of the Association will be distributed in order to effect the Stock Conversion, other than to pay the expenses incident thereto. After the Stock Conversion, the Association will remain subject to examination and regulation by the OTS and will continue to be a member of the Federal Home Loan Bank System. The Stock Conversion will not cause any change in the executive officers or directors of the Association.

         Tax Consequences. Consummation of the Stock Conversion is expressly conditioned upon prior receipt by the Association of either a ruling from the Internal Revenue Service or an opinion of Luse Lehman Gorman Pomerenk & Schick, P.C. with respect to federal taxation, and a ruling of the South Carolina taxation authorities or an opinion of Dixon, Odom & Co. with respect to South Carolina taxation, to the effect that consummation of the Stock Conversion will not be taxable to the Association or the Holding Company.

         An opinion has been received from Luse Lehman Gorman Pomerenk & Schick, P.C. with respect to the proposed Stock Conversion of the Association, to the effect that (i) the Stock Conversion will qualify as a reorganization under
Section 368(a)(1)(F) of the Code, and no gain or loss will be recognized to the Association in either its mutual form or its stock form by reason of the proposed Stock Conversion, (ii) no gain or loss will be recognized to the Association upon the receipt of money from the Holding Company for stock of the Association; and no gain or loss will be recognized to the Holding Company upon the receipt of money for Common Stock of the Holding Company; (iii) the basis of the assets of the Association in its stock form will have the same basis as the assets of the Association in its mutual form prior to the Stock Conversion; (iv) the holding period of the assets of the Association will include the period during which the assets were held by the Association in its mutual form prior to conversion; (v) no gain or loss will be recognized by the depositors of the Association upon the constructive issuance to them of withdrawable deposit accounts of the Association immediately after the Stock Conversion, interests in the Liquidation Account, and/or on the distribution to them of nontransferable subscription rights to purchase Common Stock; (vi) the basis of the account holder's deposit accounts in the Association after the Stock Conversion will be the same as the basis of his or her deposit accounts in the Association prior to the Stock Conversion; (vii) the basis of each account holder's interest in the Liquidation Account will be zero; the basis of the nontransferable subscription rights will be zero; (viii) the basis of the Common Stock to its shareholders will be the actual Purchase Price thereof plus, in the case of stock acquired by account holders, the basis, if any, in the Subscription Rights; (ix) no taxable income will be realized by Eligible Account Holders, Supplemental Eligible Account Holders or Other Members as a result of the exercise of the nontransferable subscription rights; and (x) the Association in stock form will succeed to and take into account Holding Company earnings and profits, or deficit in earnings and profits of the Association in its mutual form, as of the date of the Stock Conversion.

         The opinion concludes in effect that: (i) no taxable income will be realized by the Association on the issuance of subscription rights to eligible subscribers to purchase shares of Common Stock at fair market value; (ii) the Association in its stock form will succeed to and take into account the dollar amounts of those accounts of the Association in its mutual form which represent bad debt reserves in respect of which the Association in its mutual form has taken a bad debt deduction for taxable years on or before the date of the transfer; and (iii) the creation of the Liquidation Account will have no effect on the Association's taxable income, deductions, or additions to bad debt reserves or distributions to the Holding Company's shareholders under Section 593 of the Code.

         The opinion from Luse Lehman Gorman Pomerenk & Schick, P.C. is based, among other things, on certain assumptions, including the assumptions that the exercise price of the Subscription Rights to purchase Holding Company Common Stock will be approximately equal to the fair market value of that stock at the time of the completion of the proposed Stock Conversion. The Holding Company and the Association have received a letter issued by Ferguson & Co. ("Ferguson") stating that pursuant to Ferguson's valuation, Ferguson is of the belief that Subscription Rights issued in connection with the Stock Conversion will have no value.

         If it is subsequently established that the Subscription Rights received by such persons have an ascertainable fair market value, then, in such event, the Subscription Rights will be taxable to the recipient in the amount of their fair market value. In this regard, the Subscription Rights may be taxed partially or entirely at ordinary income tax rates.

         With respect to South Carolina taxation, the Association has received an opinion from Dixon, Odom & Co. to the effect that, assuming the Stock Conversion does not result in any federal taxable income, gain or loss to the

Association in its mutual or stock form, the Holding Company, the account holders, borrowers, officers, directors and employees and Tax-Qualified Employee Plans of the Association, the Stock Conversion should not result in any South Carolina income tax liability to such entities or persons.

Approval, Interpretation, Amendment and Termination

         Under the Plan of Conversion, the letter from the OTS giving approval thereto, and applicable regulations, consummation of the Conversion is subject to the satisfaction of the following conditions: (a) approval of the Plan of Conversion by members of the Association casting at least a majority of the votes eligible to be cast at the Special Meeting; (b) sale of all of the Common Stock to be offered in the Stock Conversion; and (c) receipt of favorable rulings or opinions of counsel as to the federal and South Carolina tax consequences of the Stock Conversion.

         The Plan of Conversion may be substantively amended by the Boards of Directors of the Association and the Holding Company with the concurrence of the OTS. If the Plan of Conversion is amended, proxies which have been received prior to such amendment will not be resolicited unless otherwise required by the OTS. Also, as required by the federal regulations, the Plan of Conversion provides that the transactions contemplated thereby may be terminated by the Board of Directors of the Association alone at any time prior to the Special Meeting and may be terminated by the Board of Directors of the Association at any time thereafter with the concurrence of the OTS, notwithstanding approval of the Plan of Conversion by the members of the Association at the Special Meeting. All interpretations by the Association and the Holding Company of the Plan of Conversion and of the Stock Order Forms and related materials for the Subscription and Community Offering will be final, except as regards or affects the OTS.

Judicial Review

         Section 5(i)(2)(B) of the Home Owners' Loan Act, as amended, 12 U.S.C. ss.1464(i)(2)(B) and Section 563b.8(u) of the Rules and Regulations promulgated thereunder (12 C.F.R. Section 563b.8(u)) provide: (i) that persons aggrieved by a final action of the OTS which approves, with or without conditions, or disapproves a plan of conversion, may obtain review of such final action only by filing a written petition in the United States Court of Appeals for the circuit in which the principal office or residence of such person is located, or in the United States Court of Appeals for the District of Columbia, requesting that the final action of the OTS be modified, terminated or set aside, and (ii) that such petition must be filed within 30 days after publication of notice of such final action in the Federal Register, or 30 days after the date of mailing of the notice and proxy statement for the meeting of the converting institution's members at which the conversion is to be voted on, whichever is later. The notice of the Special Meeting of the Association's members to vote on the Plan of Conversion described herein is included at the beginning of this Proxy Statement. The statute and regulation referred to above should be consulted for further information.


                         PROPOSAL 2 - APPROVAL OF THE
                             CHARITABLE FOUNDATION


Establishment of  the Foundation

         General. In furtherance of the our commitment to the communities that we serve, we intend to establish a foundation, which will be incorporated under Delaware law as a non-stock corporation, and we will fund the foundation with a contribution of 20,000 shares of common stock. By further enhancing First Federal's visibility and reputation in the communities that it serves, we believe that the Foundation will enhance the long-term value of our community banking franchise. The Foundation will be dedicated to charitable purposes within the communities served by First Federal, including community development activities.

          Purpose of the Foundation. The purpose of the Foundation is to provide funding to support charitable causes and community development activities. First Federal emphasizes community lending and community development activities within the communities that it serves. The Foundation is being formed as a complement to First Federal's existing community activities, not as a replacement for such services. While we intend to continue to emphasize community lending and community development activities following the Conversion, such activities are not

First Federal's sole corporate purpose. The Foundation, conversely, will be completely dedicated to community activities and the promotion of charitable causes, and may be able to support such activities in ways that are not currently available to First Federal. We believe that the Foundation will enhance First Federal current activities under the CRA. In this regard, the board of directors of First Federal believes the establishment of a foundation is consistent with First Federal's commitment to community service. The Board further believes that the funding of the Foundation with common stock of the Holding Company is a means of enabling the communities served by First Federal to share in the growth and success of the Holding Company long after completion of the Conversion. The Foundation will accomplish that goal by providing for continued ties between the Foundation and First Federal, thereby forming a partnership with First Federal's community. Foundations have been formed by other financial institutions for this purpose, among others. First Federal, however, does not expect the contribution to the Foundation to take the place of First Federal's traditional community lending activities.

         Structure of the Foundation. The Foundation will be incorporated under Delaware law as a non-stock corporation. Pursuant to the Foundation's Bylaws, the Foundation's initial Board of Directors will comprised of two members of the Holding Company's and First Federal's Board of Directors. Other individuals may be selected as Board members. A Nominating Committee of the Foundation's Board will nominate individuals eligible for election to the Board of Directors. The members of the Foundation, who are comprised of its Board members, will elect the directors at the annual meeting of the Foundation from those nominated by the Nominating Committee. Only persons serving as directors of the Foundation qualify as members of the Foundation, with voting authority. Directors will divided into three classes with each class appointed for three-year terms. It is not anticipated that the two members of the Holding Company's and First Federal's Board of Directors who also serve as directors of the Foundation will receive any additional compensation for serving as a director of the Foundation. No determination has been made at this point what, if any, compensation the other Foundation directors will receive. The certificate of incorporation of the Foundation provides that the corporation is organized exclusively for charitable purposes, including community development, as set forth in Section 501(c)(3) of the Code. The Foundation's certificate of incorporation further provides that no part of the net earnings of the Foundation will inure to the benefit of, or be distributable to its directors, officers or members.

         The authority for the affairs of the Foundation will be vested in the Board of Directors of the Foundation. The Directors of the Foundation will be responsible for establishing the policies of the Foundation with respect to grants or donations by the Foundation, consistent with the purposes for which the Foundation was established. Although no formal policy governing Foundation grants exists at this time, the Foundation's Board of Directors will adopt such a policy upon establishment of the Foundation. As directors of a nonprofit corporation, directors of the Foundation will at all times be bound by their fiduciary duty to advance the Foundation's charitable goals, to protect the assets of the Foundation and to act in a manner consistent with the charitable purpose for which the Foundation is established. The Directors of the Foundation will also be responsible for directing the activities of the Foundation, including the management of the common stock of the Holding Company held by the Foundation. However, it is expected that as a condition to receiving the approval of the OTS to First Federal's Conversion, that the Foundation will be required to commit to the OTS that all shares of common stock held by the Foundation will be voted in the same ratio as all other shares of the Holding Company's common stock on all proposals considered by stockholders of the Holding Company; provided, however, that , consistent with such expected condition, the OTS would waive this voting restriction under certain circumstances if compliance with the voting restriction would: (i) cause a violation of the law of the State of Delaware and the OTS determines that federal law would not preempt the application of the laws of Delaware to the Foundation, (ii) would cause the Foundation to lose its tax-exempt status, or cause the Internal Revenue Service to deny the Foundation's request for a determination that it is an exempt organization or otherwise have a material and adverse tax consequence on the Foundation; or (iii) would cause the Foundation to be subject to an excise tax under Section 4941 of the Code. In order for the OTS to waive such voting restriction, the Holding Company's or the Foundation's legal counsel would be required to render an opinion satisfactory to the OTS that compliance with the voting requirement would have the effect described in clauses (i), (ii) or (iii) above. Under those circumstances, the OTS would grant a waiver of the voting restriction upon submission of such legal opinion(s) by the Holding Company or the Foundation that are satisfactory to the OTS. In the event that the OTS were to waive the voting requirement, the directors would direct the voting of the common stock held by the Foundation.

         The Foundation's place of business will be located at First Federal's administrative offices and initially the Foundation is expected to have no employees but will utilize the members of the staff of the Holding Company or First Federal. The Board of Directors of the Foundation will appoint such officers as may be necessary to manage the operations of the Foundation. In this regard, it is expected that First Federal will be required to provide the OTS with a commitment that, to the extent applicable, First Federal will comply with the affiliate restrictions set forth in Sections 23A and 23B of the Federal Reserve Act with respect to any transactions between First Federal and the Foundation.

         The Holding Company and First Federal determined to fund the Foundation with common stock rather than cash because it desired to form a bond with the communities it serves in a manner that would allow them to share in the growth and success of the Holding Company and First Federal over the long term. The funding of the Foundation with stock also provides the Foundation with a potentially larger endowment than if the Holding Company contributed cash to the Foundation since, as a stockholder, the Foundation will share in the growth and success of the Holding Company. As such, the contribution of common stock to the Foundation has the potential to provide a self-sustaining funding mechanism which reduces the amount of cash that the Holding Company, if it were not making the stock donation, would have to contribute to the Foundation in future years in order to maintain a level amount of charitable grants and donations.

         The Foundation will receive working capital from any dividends that may be paid on the common stock in the future, and subject to applicable federal and state laws, loans collateralized by the common stock or from the proceeds of the sale of any of the common stock in the open market from time to time as may be permitted to provide the Foundation with additional liquidity. As a private foundation under Section 501(c)(3) of the Code, the Foundation will be required to distribute annually in grants or donations, a minimum of 5% of the average fair market value of its net investment assets.

         Dilution of Stockholder's Interests. The 20,000 shares of common stock proposed to be contributed to the Foundation are in addition to the shares to be issued and sold to depositors, members and the public in the Conversion, persons purchasing shares of common stock in the Conversion will have their ownership and voting interests in the Holding Company diluted by between 1.4% and 0.9% at the minimum and maximum, as adjusted, of the Estimated Valuation Range. See "Pro Forma Data."

         Impact of Earnings. The contribution of common stock to the Foundation will have an adverse impact on our earnings in the year in which the contribution is made. We will recognize the full expense in the amount of the contribution of common stock to the Foundation in the year (and quarter) in which the contribution occurs, which is expected to be fiscal 1998. The contribution expense will be partially offset by the tax benefit related to the expense. We have been advised that the contribution to the Foundation will be tax deductible, subject to an annual limitation based on 10% of the Holding Company's annual taxable income. We estimate that there will be a net tax effected expense of $128,000. If the Foundation had been established at June 30, 1997, we would have reported net income of $458,000, rather than reporting net income of $586,000 for the year ended June 30, 1997. We do not currently anticipate making additional contributions to the Foundation within the first five years following the initial contribution.

         Tax Considerations. We have been advised that an organization created and operated for the above charitable purposes would general qualify as a
Section 501(c)(3) exempt organization under the Code, and further that such an organization would likely be classified as a private foundation . This opinion presumes that the Foundation will submit a timely request to the IRS to be recognized as an exempt organization . As long as the Foundation files its application for recognition of tax-exempt status within 15 months from the date of its organization, and provided the IRS approves the application, the effective date of the Foundation's status as a Section 501(c)(3) organization will be the date of its organization. Our tax advisor, however, has not rendered any advice on the condition to the contribution to be agreed to by the Foundation which requires that all shares of common stock of the Holding Company held by the Foundation must be voted in the same ratio as all other outstanding shares of common stock of the on all proposals considered by stockholders of the Holding Company. Consistent with the expected condition, in the event that the Holding Company or the Foundation receives an opinion of its legal counsel that compliance with this voting restriction would have the effect of causing the Foundation to lose its tax-exempt status or otherwise have a material and adverse tax consequence on the Foundation, or subject the Foundation to an excise tax under Section 4941 of the Code, it is expected that the OTS would waive such voting restriction upon submission of a legal opinion(s) by the Company or the Foundation satisfactory to the OTS. See "-Regulatory Conditions Imposed on the Foundation."

         Under Delaware law, the Holding Company is authorized by statute to make charitable contributions and case law had recognized that benefits of such contributions to a Delaware corporation. In this regard, Delaware case law provides that a charitable gift must be within reasonable limits as to amount and purpose to be valid. Under the Code, the Holding Company is generally allowed a deduction for charitable contributions made to qualifying donees within the taxable year of up to 10% of its taxable income (with certain modifications) for such year. Charitable contributions made by the Holding Company in excess of the annual deductible amount will be deductible over each of the five succeeding taxable years, subject to certain limitations. We believe that the Conversion presents a unique opportunity to establish and fund a foundation given the substantial amount of additional capital being raised in the Conversion. In making such a determination, we considered the dilutive impact of the contribution of common stock to the Foundation and the impact on earnings. Based on such consideration, the Holding Company First Federal believe that the contribution to the Foundation in excess of the 10% annual deduction limitation is justified given First Federal's capital position and its earnings, the substantial additional capital being raised in the Conversion and the potential benefits of the Foundation to the communities served by First Federal. In this regard, and assuming the sale of the common stock at the midpoint of the Estimated Valuation Range, the Holding Company would have pro forma stockholders' equity of $25.0 million or 33.6% of pro forma consolidated assets and First Federal's pro forma tangible, core and total risk-based capital ratios would be 24.2%, 24.2% and 50.8%, respectively. See "Historical and Pro Forma Regulatory Capital Compliance," and "Capitalization," Thus, the amount of the contribution will not adversely impact our financial condition and we therefore believe that the amount of the charitable contribution is reasonable given our pro forma capital positions. As such, the Holding Company and First Federal believe that the contribution does not raise safety and soundness concerns.

          We have received an opinion of the tax advisors that the Holding Company's contribution of its own stock to the Foundation would not constitute an act of self-dealing, and that the Holding Company will be entitled to a deduction in the amount of the fair market value of the stock at the time of the contribution, subject to the annual deduction limitation described above. The Holding Company, however, would be able to carry forward any unused portion of the deduction for five years following the contribution, subject to certain limitations. Our tax advisor, however, has not rendered advice as to fair market value for purposes of determining the amount of the tax deduction. If the Foundation would have been established in 1997, the Holding Company would have a received a tax benefit of approximately $92,000 (based on First Federal's pre-tax income for 1997). We are permitted under the Code to carry over the excess contribution over the five-year period following the contribution to the Foundation. We estimate that all of the contribution should be deductible over the six-year period. Neither the Holding Company nor First Federal expect to make any further contributions to the Foundation within the first five years following the initial contribution. After that time, we may consider future contributions to the Foundation. Any such decisions would be based on an assessment of, among other factors, our financial condition, the interests of shareholders and depositors of the, and the financial condition and operations of the Foundation.

         Although we have received an opinion we will be entitled to a deduction for the charitable contribution, there can be no assurances that the IRS will recognize the Foundation as a Section 501(c)(3) exempt organization or that a deduction for the charitable contribution will be allowed. In such event, the tax benefit related to the contribution to the Foundation would be expensed without tax benefit, resulting in a reduction in earnings in the year in which the IRS makes such a determination.

          The Foundation will be required to make an annual filing with the IRS within four and on-half months after the close of the Foundation's fiscal year to maintain its tax-exempt status. The Foundation will be required to publish a notice that the annual information return will be available for public inspection for a period of 180 days after the date of such public notice. The information return for a private foundation must include, among other things, an itemized list of all grants made or approved, showing the amount of each grant, the recipient, any relationship between a grant recipient and the Foundation's managers and a concise statement of the purpose of each grant.

         Regulatory Conditions Imposed on the Foundation. Establishment of the Foundation is expected to be subject to the following conditions being agreed to by the Foundation in writing as a condition to receiving OTS' approval of the
Conversion: (i) the Foundation will be subject to examination by the OTS; (ii) the Foundation must comply with supervisory directives imposed by the OTS; (iii) the Foundation will operate in accordance with written policies adopted by the Board of Directors, including a conflict of interest policy; (iv) any shares of Common stock held by the Foundation must be voted in the same ratio as all other outstanding shares of common stock on all proposals considered by stockholders of the Holding Company; provided, however, that , consistent with the condition, the OTS would waive this voting restriction under certain circumstances if compliance with the voting restriction would: (a) cause a violation of the law of the State of Delaware and the OTS determines that federal law would not preempt the application of the laws of Delaware to the Foundation, (b) would cause the Foundation to lose its tax-exempt status or otherwise have a material and adverse tax consequence on the Foundation; or (c) would cause the Foundation to be subject to an excise tax under Section 4941 of the Code copy attached; and (v) any shares of common stock subsequently purchased by the Foundation will be aggregated with any shares repurchased by the Holding Company or First Federal for purposes of calculating the number of shares which may be repurchased during the three-year period subsequent to Conversion. In order for the OTS to waive such voting restriction, the Holding Company's or the Foundation's legal counsel would be required to render an opinion satisfactory to the OTS. While there is no current intention for the Holding Company or the Foundation to seek a waiver from the OTS from such restrictions, there can be no assurances that a legal opinion addressing these issues could be rendered, or if rendered, that the OTS would grant an unconditional waiver of the voting restriction. In no event would the voting restriction survive the sale of shares of the common stock held by the Foundation.

         Various OTS regulations may be deemed to apply to the Foundation including regulations regarding (i) transactions with affiliates, (ii) conflicts of interest, (iii) capital distributions and (iv) repurchases of capital stock within the three-year period subsequent to a mutual-to-stock conversion. Because only two directors of the Holding Company and First Federal are expected to serve as directors of the Foundation, the Holding Company and First Federal do not believe that the Foundation should be deemed an affiliate of First Federal. The Holding Company and First Federal anticipate that the Foundation's affairs will be conducted in a manner consistent with the OTS' conflict of interest regulations and, in keeping therewith, First Federal's Board of Directors readopted the Plan of Conversion and reapproved the establishment of the Foundation in September 1997 with the two directors who are expected to become directors of the Foundation not participating in such action. First Federal has provided information to the OTS demonstrating that the initial contribution of common stock to the Foundation would be within the amount which First Federal would be permitted to make as a capital distribution assuming such contribution is deemed to have been made by First Federal.

         Potential Anti-Takeover Effect. Upon completion of the Conversion, the Foundation will own between 1.4% and 0.9% of the total shares of the common stock outstanding. Such shares will be owned solely by the Foundation; however, pursuant to a condition expected to be required by regulatory authorities, it is anticipated that the shares of common stock held by the Foundation will be voted in the same ratio as all other shares of common stock on all proposals considered by the stockholders of the Company. As such, the Holding Company does not believe the Foundation will have a anti-takeover effect on the Company. However, in the event that the OTS were to waive this voting restriction for the reasons described herein as provided in the condition, the Foundation's Board of Directors would exercise sole voting power over such shares and would no longer be subject to the restriction. As a majority of the Foundation's Board of Directors will be comprised of the members of the Board of Directors of the Holding Company, in the event the OTS waived the voting restriction (although it is not currently anticipated that the Company and the Foundation will seek such a waiver), management of the Company and First Federal may benefit to the extent that the Board of Directors of the Foundation determines to vote the shares of common stock held by the Foundation in favor of proposals supported by the Company and First Federal. Furthermore, in such an event, when the Foundation's shares are combined with shares purchased directly by officers and directors, shares expected to be held by the Recognition Plan, and shares held by the ESOP trust, the aggregate of such shares could exceed ___% of the outstanding common stock, which could enable management to defeat stockholder proposals requiring 80% approval. Consequently, such potential voting control might preclude takeover attempts that certain stockholders deem to be in their best interest, and might tend to perpetuate management. However, since the ESOP shares are allocated to all eligible employees, and any unallocated shares will be voted by the trustees in the same proportions as allocated shares are voted, and because the Recognition Plan must first be approved by stockholders no sooner than six months following completion of the Conversion, and awards under such proposed plans may be granted to employees other than executive officers and directors, management of the Holding Company does not expect to have voting control of all shares covered by the ESOP and other stock-based benefit plans. Moreover, as the Foundation sells its shares of common stock over time, its ownership interest and voting power in the Holding Company is expected to decrease.

         Potential Challenges. To date, there has been limited precedent with respect to the establishment and funding of a foundation as part of a conversion of a mutual savings institution to stock form. In addition, establishment and funding of the Foundation will require the OTS to grant the First Federal and the Holding Company waivers from its mutual-to-stock conversion regulations. As such, the Foundation and the OTS's non-objection to the Conversion may be subject to potential challenges with respect to, among other things, the Holding Company's and First Federal's ability to establish the Foundation, notwithstanding that the Board of Directors have carefully considered the various factors involved in the establishment of the Foundation in reaching their determination to establish the Foundation as part of the Conversion, and/or with respect to the OTS' authority to grant the waivers necessary to establish the Foundation. If challenges were to be instituted seeking to require us to eliminate establishment of the Foundation in connection with the Conversion, no assurances can be made that the resolution of such challenges would not result in a delay in the consummation of the Conversion or that any objecting persons would not be ultimately successful in obtaining such removal or other relief.

         Approval of Members. Establishment of the Foundation is subject to the approval of a majority of the total outstanding votes of First Federal's members eligible to be cast at the Special Meeting. The Foundation will be considered as a separate matter from approval of the Plan of Conversion. If the members approve the Plan of Conversion, but not the establishment of the Foundation, we intend to complete the Conversion without the establishment of the Foundation.

                            ADDITIONAL INFORMATION


         The information contained in the accompanying Prospectus, including a more detailed description of the Plan of Conversion, financial statements of the Association and a description of the capitalization and business of the Association and the Holding Company, including the Association's directors and executive officers and their compensation, the anticipated use of the net proceeds from the sale of the Common Stock, the establishment of the Foundation and a description of the Common Stock, is intended to help you evaluate the Conversion and is incorporated herein by this reference.

         YOUR VOTE IS VERY IMPORTANT TO US. PLEASE TAKE A MOMENT NOW TO COMPLETE AND RETURN YOUR PROXY CARD IN THE POSTAGE-PAID ENVELOPE PROVIDED. YOU MAY STILL ATTEND THE SPECIAL MEETING AND VOTE IN PERSON EVEN THOUGH YOU HAVE VOTED YOUR PROXY. FAILURE TO SUBMIT A PROXY WILL HAVE THE SAME EFFECT AS VOTING AGAINST THE CONVERSION AND THE ESTABLISHMENT OF THE CHARITABLE FOUNDATION.

         If you have any questions, please call our Stock Information Center at
(803) ___-____.

         IMPORTANT: YOU MAY BE ENTITLED TO VOTE IN MORE THAN ONE CAPACITY. PLEASE SIGN, DATE AND PROMPTLY RETURN EACH PROXY CARD YOU RECEIVE.

                          --------------------------

         THIS PROXY STATEMENT IS NOT AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY STOCK. THE OFFER WILL BE MADE ONLY BY THE PROSPECTUS.

                                REVOCABLE PROXY

               SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
             FIRST FEDERAL SAVINGS AND LOAN ASSOCIATION OF CHERAW

                       FOR A SPECIAL MEETING OF MEMBERS
                       TO BE HELD ON _____________, 1997


         The undersigned member of First Federal Savings and Loan Association of Cheraw (the "Association"), hereby appoints the full Board of Directors, with full powers of substitution, as attorneys-in-fact and agents for and in the name of the undersigned, to vote such votes as the undersigned may be entitled to vote at the Special Meeting of Members of the Association, to be held at the main office of the Association, located at 515 Market Street, Cheraw, South Carolina on _____________, 1997, at _____________, local time, and at any and all adjournments thereof. They are authorized to cast all votes to which the undersigned is entitled as follows:

                                                   FOR      AGAINST
                                                   ---      -------
1. A Plan of Conversion providing for the          [ ]        [ ]
   conversion of the Association from a
   federally chartered mutual savings and
   loan association, including the adoption
   of a federal stock savings association
   charter and bylaws, with the concurrent
   sale of all the Association's common
   stock to Great Pee Dee Bancorp, Inc., a
   Delaware corporation (the "Holding
   Company"), sale by the Holding Company
   to the public of shares of its Common
   Stock.

                                                   FOR      AGAINST
                                                   ---      -------
2. The establishment of a tax exempt               [ ]        [ ]
   Foundation and the donation by the
   Holding Company of 20,000 shares of
   its Common Stock to the Foundation.


3. Such other matters as may properly
   come before the Special Meeting.


NOTE: The Board of Directors is not aware of any other matter that may come before the Special Meeting of Members.

--------------------------------------------------------------------------------
THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO INSTRUCTIONS ARE SPECIFIED, THIS PROXY WILL BE VOTED FOR THE PROPOSITIONS STATED. IF ANY OTHER BUSINESS IS PRESENTED AT THE MEETING, THIS PROXY WILL BE VOTED BY A MAJORITY OF THE BOARD OF DIRECTORS IN THEIR BEST JUDGMENT. AT THE PRESENT TIME, THE BOARD OF DIRECTORS KNOWS OF NO OTHER BUSINESS TO BE PRESENTED AT THE MEETING.
--------------------------------------------------------------------------------

         Votes will be cast in accordance with the Proxy. Should the undersigned be present and elect to vote at the Special Meeting or at any adjournment thereof and after notification to the Secretary of the Association at said Meeting of the member's decision to terminate this Proxy, then the power of said attorney-in-fact or agents shall be deemed terminated and of no further force and effect.

         The undersigned acknowledges receipt of a Notice of Special Meeting of Members and a Proxy Statement dated _____________, 1997, prior to the execution of this Proxy.




                                      --------------------------------
                                                    Date


                                      --------------------------------
                                                    Signature



         NOTE: Only one signature is required
               in the case of a joint account.



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          PLEASE COMPLETE, DATE, SIGN AND MAIL THIS PROXY PROMPTLY IN
                            THE ENCLOSED ENVELOPE.

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